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GeoEye-1 Satellite Attains Full Operational Capability Certification from the National
Geospatial-Intelligence Agency

GeoEye Now Delivering the World’s Highest Resolution, Most-Accurate Satellite Imagery to the U.S.
Department of Defense

DULLES, Va., Feb. 20, 2009 – GeoEye, Inc. (NASDAQ: GEOY), a premier provider of satellite and aerial-based geospatial information, announced today that the National Geospatial-Intelligence Agency (NGA) notified the Company that imagery from the GeoEye-1 satellite has been certified as meeting their stringent requirements for quality, accuracy and resolution. GeoEye is now delivering GeoEye-1 sub-half-meter ground resolution satellite imagery to the National Geospatial-Intelligence Agency (NGA).

As a result of the certification, the GeoEye-1 satellite is fully commissioned and GeoEye is able to begin recognizing revenue of $12.5 million per month under the terms of a Service Level Agreement (SLA) signed with the NGA in Dec. 2008. Deliveries to NGA begin Feb. 23, 2009.

“It gives me great pride to announce we have met the National Geospatial-Intelligence Agency’s requirements and are now delivering GeoEye-1 imagery to serve the Agency’s comprehensive geospatial intelligence needs,” said Matthew O’Connell, GeoEye’s chief executive officer. “The NGA continues to be our mission partner, and we appreciate their support during satellite check-out and calibration.”

“The commercial remote sensing industry can meet a large majority of our national requirements for global mapping and observation, said Bill Schuster, GeoEye’s chief operating officer. “Now that GeoEye-1 is fully commissioned, we can assure our customers in the U.S. and overseas they will have access to a continuous supply of high-quality imagery well into the next decade.” He said, “We are already working on the advanced camera and camera electronics for GeoEye-2 and look forward to continuing to serve NGA with next-generation capabilities.”

The NextView program is designed to ensure that the NGA has access to commercial imagery in support of its mission to provide timely, relevant and accurate geospatial intelligence in support of national security. GeoEye won its $500-million NextView contract in September 2004 and was able to build and launch GeoEye-1 within four years of contract award, with no cost overruns. The prime contractor for GeoEye-1 is General Dynamics Advanced Information Systems. The satellite’s imaging system was built by ITT Corporation.

“With this milestone, we have delivered the highest resolution imagery of any existing commercial space-borne imaging system,” said Lou Von Thaer, president of General Dynamics Advanced Information Systems, a business unit of General Dynamics (NYSE: GD).  “The GeoEye-1 satellite combines the clarity of imagery with the most accurate geolocation technology and provides the blueprint for future next-generation mid-size satellite programs.”

About GeoEye
GeoEye is the premier provider of geospatial information for the national security community, strategic partners, resellers and commercial customers to help them better map, measure and monitor the world. The Company is recognized as the industry’s trusted imagery expert for delivering reliable service and the exceptional quality of its imagery products and solutions. It operates a constellation of Earth imaging satellites, mapping aircraft and has an international network of ground stations, a robust imagery archive, and advanced imagery processing capabilities for developing innovative geospatial products and solutions. On September 6, the Company launched its GeoEye-1 satellite from Vandenberg Air Force Base, Calif. The Company also provides support to academic institutions and non-governmental organizations through the GeoEye Foundation. Headquartered in Dulles, Virginia, GeoEye is a public company listed on the Nasdaq stock exchange under the symbol GEOY. It maintains a comprehensive Quality Management System (QMS) and has achieved company-wide ISO accreditation. For more information, visit http://www.geoeye.com/.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Securities Exchange Act of 1934, as amended. Statements including words such as “anticipate”, “believe”, or “expect” and statements in the future tense are forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties. GeoEye’s actual financial and operational results could differ materially from those anticipated. Additional information regarding these risk factors and uncertainties is described more fully in the Company’s SEC filings. A copy of all SEC filings may be obtained from the SEC’s EDGAR web site, http://www.sec.gov/, or by contacting: William L. Warren, Senior Vice President, General Counsel and Secretary, at 703-480-5672.

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